EXHIBIT 2.12


                            SHARE PURCHASE AGREEMENT

                                  BY AND AMONG

                       DCB ACTUARIES AND CONSULTANTS, SRO
   A LIMITED LIABILITY COMPANY ORGANIZED UNDER THE LAWS OF THE CZECH REPUBLIC

                                 DAVID ROBINSON

                                VLADIMIR HAVLENA

                                       AND

                              MEDCOM U.S.A., INC.,

                             A DELAWARE CORPORATION

                                 APRIL 15, 2000


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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I         PURCHASE AND SALE OF SHARES AND PURCHASE PRICE...............1
         1.1      Purchase and Sale of Shares..................................1
         1.2      Purchase Price...............................................2

ARTICLE II        CLOSING......................................................2
         2.1      Closing......................................................2
         2.2      Purchaser Deliveries.........................................2
         2.3      Seller Deliveries and Actions................................3
         2.4      Further Assurances...........................................3

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF SELLERS....................3
         3.1      Organization, Good Standing and Authority....................3
         3.2      Ownership of Shares and Power to Transfer....................3
         3.3      Subsidiaries.................................................4
         3.4      Consents and Approvals.......................................4
         3.5      Agreement not a Breach.......................................4
         3.6      Financial Statements.........................................4
         3.7      Absence of Certain Changes...................................5
         3.8      Taxes........................................................6
         3.9      Collective Bargaining Agreements and Employee Benefits.......7
         3.10     Litigation...................................................7
         3.11     Intangible Personal Property.................................8
         3.12     Real Property................................................8
         3.13     Contracts....................................................9
         3.14     Management Personnel........................................10
         3.15     Banking Facilities..........................................10
         3.16     Compliance with Law.........................................10
         3.17     Corporate Proceedings.......................................10
         3.18     No Termination of Business Relationship.....................10
         3.19     Brokers Commission or Finder's Fee..........................11
         3.20     Accounts Receivable.........................................11
         3.21     No Undisclosed Liabilities..................................11
         3.22     Title to Assets.............................................11
         3.23     Environmental Matters.......................................12
         3.24     Disclosure..................................................12
         3.25     Residence...................................................12
         3.26     Restrictions on resale......................................12
         3.27     No Misstatements or Omissions...............................13
         3.28     Rights of First Refusal.  ..................................13
         3.29     Accredited Investor Status..................................13

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.............13
         4.1      Existence...................................................13
         4.2      Power and Authority.........................................13

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         4.3      No Violation................................................13
         4.4      Status of Preferred Stock...................................14
         4.5      No Misstatements or Omissions...............................14

ARTICLE V         CERTAIN POST-CLOSING COVENANTS..............................14
         5.1      Books and Records...........................................14
         5.2      Access to Books and Records.................................14
         5.3      Legal Residency Assistance..................................14
         5.4      Working Capital Funding.....................................14
         5.5      Bonuses.....................................................14
         5.6      Availability of Authorized Shares of Common Stock...........14

ARTICLE VI        SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                  INDEMNIFICATION.............................................15
         6.1      Survival of Representations and Warranties..................15
         6.2      Indemnification.............................................15

ARTICLE VII       MISCELLANEOUS PROVISIONS....................................17
         7.1      Public Announcements........................................17
         7.2      Amendment; Waiver...........................................17
         7.3      Fees and Expenses...........................................18
         7.4      Notices.....................................................18
         7.5      Assignment..................................................19
         7.6      Governing Law; Consent to Jurisdiction......................19
         7.7      Counterparts................................................20
         7.8      Headings....................................................20
         7.9      Entire Agreement............................................20
         7.10     Severability................................................20
         7.11     No Third Party Beneficiaries................................20
         7.12     Attorneys' Fees.............................................20
         7.13     Miscellaneous...............................................20



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                                  EXHIBIT 2.12

                            SHARE PURCHASE AGREEMENT


         THIS SHARE PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of April 15, 2000, by and among DCB ACTUARIES AND CONSULTANTS, SRO., a limited liability company organized under the laws of the Czech Republic (the "COMPANY"), DAVID ROBINSON, an individual ("ROBINSON"), VLADIMIR HAVLENA, an individual ("HAVLENA" and, together with Robinson, collectively referred to herein as the "SELLERS" and, individually, as a "SHAREHOLDER"), and MEDCOM U.S.A., INC., a Delaware corporation (the "PURCHASER").

                                 R E C I T A L S
                                 - - - - - - - -

         WHEREAS, the Company is in the business of developing, marketing, licensing, and distributing certain software programs, including without limitation a program entitled "Health Information Gateway" (the "BUSINESS"); and

         WHEREAS, the Shareholders own, in the aggregate, limited liability company interests representing 48% of the total outstanding limited liability company interests of the Company (the "SHARES"), and

         WHEREAS, the Shareholders desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all of the Shares, subject to the terms and conditions set forth herein.

         NOW, THEREFORE, for and in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties, and intending to be legally bound, the parties agree as follows:

                                A G R E E M E N T
                                - - - - - - - - -

                                   ARTICLE I
                 PURCHASE AND SALE OF SHARES AND PURCHASE PRICE
                 ----------------------------------------------

         1.1 PURCHASE AND SALE OF SHARES. The Sellers do hereby sell, transfer and assign to Purchaser, and the Purchaser hereby purchases, all of the following Shares, free and clear of all liens, security interests, restrictions and adverse claims of any kind:

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                                                           PERCENTAGE OF
                                                        OUTSTANDING LIMITED
              NAME OF SELLER                        LIABILITY COMPANY INTEREST
              --------------                        --------------------------

             David Robinson                                      33%
             Vladimir Havlena                                    15%

         1.2 PURCHASE PRICE. The aggregate purchase price to be paid for the Shares (the "PURCHASE PRICE") to the Sellers shall be the cash amount of U.S. $553,847, and 237.12 shares of the Purchaser's Series D Cumulative Convertible Preferred Stock (the "PREFERRED STOCK"), which shall have the rights, preferences and privileges set forth on Exhibit A hereto. Each of the Sellers shall be paid his pro rata portion of the above-described Purchase Price, as set forth in Section 2.2 below.

                                   ARTICLE II.
                                     CLOSING
                                     -------

         2.1 CLOSING. The closing (the "CLOSING") of the transactions contemplated by this Agreement is being held on the date of execution hereof (the "CLOSING DATE") at the offices of Holland & Knight, LLP, 1201 West Peachtree Street N.E., Suite 2000, Atlanta, Georgia 30309

         2.2 PURCHASER DELIVERIES. In connection with the Closing, the Purchaser shall deliver:


                  (a) within one business day after the Closing, to the Sellers, cash, or by cashier's or certified check or by wire transfer to the respective accounts which the Sellers have identified in writing to the Purchaser at least one (1) day prior to the Closing Date, funds in the following amounts:

                                                                    NUMBER OF
   NAME OF SELLER                  CASH CONSIDERATION           PREFERRED SHARES
   --------------                  ------------------           ----------------

  David Robinson                        $380,770                     163.02
  Vladimir Havlena                      $173,077                      74.10
                                        --------                     ------
         TOTAL                          $553,847                     237.12

                  (b) within 30 days after the Closing, stock certificates representing the number of shares of Preferred Stock to be issued to the Sellers hereunder as set forth in Section 2.2(a) above;

                  (c) at the Closing, to Robinson, a duly executed Employment Agreement in form and substance reasonably acceptable to the parties hereto, and within 14 business days after the Closing, to Havlena, a duly executed Employment Agreement in form and substance reasonably acceptable to the parties.

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2.3      SELLER DELIVERIES AND ACTIONS.

                  (a) At the Closing, the Sellers shall deliver to the Purchaser any and all consents, approvals, notices, filings or recordations of third parties required with respect to the execution and delivery of this Agreement or the transactions contemplated hereby or by any of the agreements, documents or instruments referred to herein.

                  (b) Simultaneously with such deliveries, the Sellers shall take such other steps and actions as may be necessary to put the Purchaser in actual possession and operating control of the Company and the Business, as may be requested by Purchaser.

         2.4 FURTHER ASSURANCES. From time to time after the Closing, and without further consideration, each of the Sellers shall execute and deliver such other instruments of conveyance, assignment, transfer and delivery, and take such other actions as the Purchaser may reasonably request in order more effectively to transfer to the Purchaser, and to place the Purchaser in possession or control of, the Company and all of the rights, properties and assets associated with the Business intended to be transferred hereunder, to reasonably assist in the collection of any and all such rights, properties and assets, and to enable the Purchaser to exercise and enjoy all of the rights and benefits with respect thereto.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLERS
                    -----------------------------------------

         Sellers agree with, and jointly and severally represent and warrant to Buyer as follows:

         3.1 ORGANIZATION, GOOD STANDING AND AUTHORITY. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the Czech Republic. The Company has full corporate power and corporate authority to carry on its business as it is now conducted, and is entitled to own, lease or operate the properties and assets it now owns, leases or operates. The Company is qualified to do business, is in good standing and has all required and appropriate licenses in each jurisdiction in which its failure to obtain or maintain such qualification, good standing or licensing (i) would have a material adverse effect on its business, assets, operations or prospects (a "Material Adverse Effect") or (ii) would result in a material breach of any of the other representations, warranties or covenants set forth in this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against him in accordance with its terms, except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         3.2 OWNERSHIP OF SHARES AND POWER TO TRANSFER. All of the Shares are validly issued and outstanding, fully paid and nonassessable. The Shares transferred to Purchaser hereby constitute the entire legal, equitable and economic interest of the Sellers in the Company. Neither Seller nor the Company has granted, issued or made or agreed to grant, issue or make any, and there are no outstanding, warrants, options, subscription rights, securities that are convertible into or exchangeable for or any other commitments of any character relating to the any limited liability company interest, or other equity

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interest, in the Company. Each Seller has good and valid title to, and sole record and beneficial ownership of, the Shares indicated opposite his name in
Section 1.1 above, free and clear of any claims, liens, pledges, options, security interests, trusts, encumbrances or other rights or interests of any person, and each Seller has the absolute and unrestricted right, power, authority and capacity to transfer the Shares to Buyer at the Closing, and upon consummation of the Closing, without exception Buyer will acquire from Seller legal and beneficial ownership of, good and valid title to, and all rights to vote, the Shares, free and clear of all covenants, conditions, restrictions, voting restrictions or trusts, encumbrances, options, pledges, security interests and adverse or equitable claims or rights whatsoever. The other holders of limited liability company interests of the Company are as set forth in Schedule 3.2 hereto, and no other person owns any such interest, or any other legal, equitable or economic interest in the Company.

         3.3 SUBSIDIARIES. The Company has no subsidiaries, and does not own an equity or other proprietary interest in any other corporation, partnership, company or business entity. Without limiting the generality of the foregoing, the Company has divested its entire interest in H.I.T. Centrum, without liability or cost to the Company. In addition, Robinson Partners, Brno has been liquidated, without liability or cost to the Company.

         3.4 CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, filing or registration with, any governmental, nongovernmental or regulatory authority or third party is required in connection with the execution, delivery and performance of this Agreement by the Sellers and the consummation by either Seller of the transactions contemplated hereby.

         3.5 AGREEMENT NOT A BREACH. The execution of this Agreement by either Seller or the Company and the fulfillment, performance and compliance with the terms and provisions of this Agreement by each Seller or the Company will not
(i) conflict with, violate or result in a breach of the terms, conditions or provisions of, or constitute a default or result in the acceleration of any obligation under, or permit termination of, any material agreement, lease, license, note, contract or instrument to which either Seller or the Company is a party or by which any of them is bound, except for the Company's contract with Woodrow Milliman (the "WOODROW MILLIMAN AGREEMENT"); (ii) accelerate, or constitute an event entitling the holder of any indebtedness of either Seller or the Company to accelerate the maturity of any such indebtedness, permit subordination of any such indebtedness of Seller or the Company to any other indebtedness of Sellers or the Company to which Seller or the Company was not already subordinated; (iii) conflict with or violate the provisions of any law or any material judgment, decree, order, regulation or rule of any court or governmental authority or any material covenant or restriction binding upon him or the Company, including, without limitation, the Certificate of Incorporation or Bylaws of him or the Company; (iv) violate or result in the modification, termination or loss of any material permit, license or other authorization applicable to the Company; or (v) result in the creation of any material lien, charge or encumbrance upon any shares of capital stock or assets of the Company under any agreement or instrument to which the Company is a party or by which it is bound.

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         3.6 FINANCIAL STATEMENTS. Sellers have delivered to Purchaser's representative the audited balance sheet of the Company as of December 31, 1999 (the "BALANCE SHEET") and related statements of income and cash flow for the twelve month period then ended. The Balance Sheet and the related statements of income and cash flow for the twelve (12) month period then ended (i) were prepared in accordance with the books and records of the Company; (ii) were prepared in accordance with the Company's accounting policies and principles and are in accordance with generally accepted accounting principles as in effect in the Czech Republic; and (iii) present fairly the financial position and results of operations of the Company at the dates and for the periods covered thereby.

         3.7 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date there has not been:

                  (a) Any Material Adverse Effect;

                  (b) Any increase in the compensation paid or payable by the Company other than in the ordinary course of business (i) to any of their officers or directors or (ii) to their employees or agents;

                  (c) Any declaration, setting aside or payment of dividends or distributions in respect of the limited liability company interests of the Company, any split-up or other recapitalization in respect of the capital structure of the Company or any direct or indirect redemption, purchase or other acquisition of any such limited liability company interests or any agreement to do any of the foregoing, other than payment of the Company's 1998 distributions to its equity holders, in amounts which have been disclosed to the Purchaser or its representatives;

                  (d) Any issuance, transfer, sale or pledge by the Company of any limited liability company interests or other securities or of any commitments, options, rights or privileges under which the Company is or may become obligated to issue any shares of stock or other securities;

                  (e) Any indebtedness incurred by the Company (excluding intercompany transactions), except such as may have been incurred or entered into in the ordinary course of business and consistent with past practices;

                  (f) Any loan made or agreed to be made by the Company, nor has the Company become liable or agreed to become liable as a guarantor with respect to any loan (other than a loan in the amount of $130,000 from Purchaser);

                  (g) Any waiver by the Company of any right or rights of material value or any payment, direct or indirect, of any material debt, liability or other obligation before the same became due in accordance with its terms;

                  (h) Any change in the accounting methods, practices or policies followed by the Company from those in affect during the past three fiscal years;

                  (i) Except for the purchase, replacement or disposition of fixed assets in the ordinary course of business, any purchase or other acquisition of, or any sale, lease, disposition of, mortgage, pledge or subjection to any lien or encumbrance on, any material property or assets, tangible or intangible assets of the Company or any agreement to do any of the foregoing;

                  (j) Any actual or threatened amendment or termination of (i) any material contract, lease license or other agreement to which the Company was a party or (ii) any authorization required for the continued operation by the Company of any material portion of any of their respective businesses; or

                  (k) Any change in or amendment to the charter documents of the Company (other than changes or amendments effected pursuant to "Shareholder Agreements" between the equity holders of the Company and the Purchaser).

         3.8 TAXES.

                  (a) The Company has (i) timely filed or caused to be timely filed all required federal, state and local tax returns for income taxes, franchise taxes, sales taxes, withholding taxes, property taxes and all other taxes required as of the date hereof, and prior hereto, imposed by any government or subdivision thereof upon the business, assets or employees or independent contractors of the Company, and (ii) paid, when due, all taxes as shown on said returns, or pursuant to any assessment or otherwise. No tax liabilities, disallowances or assessments relating to the business, assets or employees or independent contractors of the Company have been assessed or proposed as of the date hereof and all such tax returns are complete, accurate and in all material respects in accordance with all legal requirements applicable thereto.

                  (b) As of the date hereof, the Company does not have any liability for unrecorded value added taxes (VAT), including penalties and interest thereon, in excess of CZK 2,627,500.

                  (c) All of the Company's income tax returns through 1995 have audited by the appropriate governmental authorities, with no material resulting adjustment being made. To the Sellers' knowledge, no adjustments will be required with respect to the Company's tax returns or amounts payable in connection therewith, for tax years after 1995.

                  (d) No audits have been conducted with respect to the Company's payroll tax returns, health insurance tax returns or road tax returns. An audit has been completed with respect to the Company's social security tax returns for the tax years 1997 through 1999, and the Company has not received notice that any significant adjustment will be required with respect to such tax returns. No audits have been conducted with respect to the Company's VAT returns, except for local investigations. The Company has not been notified of any inaccuracies in any such return in connection with such local investigations.

                  (e) The amount paid by the Company for the license from Callucia Holding BV is reasonable and in compliance with applicable tax regulations.

                  (f) The Company has properly withheld and remitted to applicable tax authorities, as required by applicable law, all withholding taxes relating to compensation and other amounts paid to employees, all profit and other distributions paid to owners of the Company, and/or to the license payments paid to Callucia Holding BV.

         3.9 COLLECTIVE BARGAINING AGREEMENTS AND EMPLOYEE BENEFITS. The Company is not involved in any labor discussion with any unit or group seeking to become the bargaining unit for any of its employees, nor has any such unit or group notified either Seller or the Company of an intention to commence any organizational activities among the employees of the Company. The Company is not subject to or bound by any collective bargaining agreement and other labor agreement. Within 30 days of the date hereof, Sellers shall deliver to Purchaser
Schedule 3.9, which shall list (i) each employment, consulting, severance, deferred compensation, bonus, option, equity purchase and any other employee benefit plan, agreement, or other arrangement (whether or not in writing) providing for compensation or other benefits to employees (including officers), or independent contractors, individually or as a group, to which the Company is a party or by which it bound; (iii) each employee benefit plan maintained by the Company or to which the Company contributes or is required to contribute, and each other plan under which "fringe benefits" (including, without limitation, vacation plans or programs, severance benefits, sick leave plans or programs, dental or medical plans or programs, and related or similar benefits) are afforded to employees of, or otherwise required to be provided by, the Company. The Company has complied in all material respects with all applicable laws, rules and regulations relating to employment. All employee benefit plans of the Company in effect at any time since inception of the Company are now, and have always been, established, maintained and operated in accordance, in all material respects, with all applicable laws and all regulations and interpretations thereunder and in accordance with their plan documents. There is no unfunded liability for vested or nonvested benefits under any funded or unfunded employee benefit or governmental plan (including under any deferred compensation or bonus plan), and all contributions required to be made to or with respect to each employee benefit plan and all costs of administering each employee benefit plan have been completely and timely paid.

         3.10 LITIGATION. Except as set forth in Schedule 3.10:

                  (a) Neither Seller nor the Company is a party to, or to their knowledge is affected by, any writ, injunction or decree of any court or governmental instrumentality which could reasonably have a Material Adverse Effect;

                  (b) The Company is not engaged in, or to the knowledge of either Seller or the Company, threatened with any legal action or other proceeding before any court or administrative agency and no written claims have been made against the Company except any such action, proceeding or claim which individually involves an amount in controversy of less than $5,000;

                  (c) No investigations of or claims against the Company or its officers or directors, are to the knowledge of Seller or the Company threatened by any governmental body or agency; and

                  (d) There is no claim or legal action pending or, to the knowledge of either Seller, threatened against either Seller which could reasonably, if adversely decided, have a Material Adverse Effect.

         3.11 INTANGIBLE PERSONAL PROPERTY.

                  (a) Within 30 days of the date hereof Sellers shall deliver to Purchaser Schedule 3.11, which shall list all material licenses or similar agreements or arrangements to which the Company is a party either as licensee or licensor for any item of computer software or other item of intangible personal property ("Intangible Personal Property"). With respect to Intangible Personal Property:

                           (i) No proceedings have been instituted or are
                  pending or, to the knowledge of Seller and the Company, threatened which challenge the rights of the Company in any material respect in and to any of such Intangible Personal Property or any license thereof; and

                           (ii) There are no pending or, to the knowledge of
                  Seller and the Company, threatened claims, demands or proceedings, restricting the right of the Company to use, charging the Company with infringement of, or making any other claim with respect to, any of such Intangible Personal Property or any license thereof which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

                  (b) To the extent that the Company is using any software, programs or proprietary rights that are provided by a third party, except as set forth on Schedule 3.11 the Company has a license for such use, is in compliance with the requirements of such license, and is not using such software, programs or proprietary right in violation of the legal rights of the third party (provided that the foregoing shall not apply to software programs valued at $500 or less).

         3.12 REAL PROPERTY. The Company does not own any real property or any interest therein. Schedule 3.12 contains a listing of each lease of real property under which the Company is a lessee, lessor, sublessee or sublessor, as so designated therein (collectively the "REAL PROPERTY"). Except as indicated in
Schedule 3.12:

                  (a) All material leases, easements and other real property interests held by each of the Company are valid and subsisting and none of the Company is in material default thereunder;

                  (b) Neither the Sellers nor the Company have received any notice, or is aware, that any of the buildings, structures or other material improvements erected on the Real Property leased by any of the Company, or the present use thereof, (i) do not conform in all material respects with all applicable laws (or does not constitute a legal nonconforming use), ordinances, regulations or other laws and applicable deed restrictions, or (ii) materially encroach on property of others; and

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                  (c) the Company and Seller have received no notice from any municipal body or other public authority requiring work to be done or improvements to be made upon any of the Real Property and have no knowledge of the enactment or adoption of any ordinance or resolution by any such body or authority authorizing work or improvements for which any of the Real Property may be assessed.

         3.13 CONTRACTS. Within 30 days of the date hereof, Sellers shall provide Purchaser with Schedule 3.13, which shall set forth a true and correct list of:

                  (a) Each customer contract, whether written or oral, between the Company and any party to whom the Company provides services which involves more than $100,000 in consideration for any twelve month period;

                  (b) Each contract (except for real property leases and insurance contracts), whether written or oral, between the Company and any party to whom the Company is obligated to pay more than $100,000 in consideration for any twelve month period.

The contracts and agreements which are required to be identified in Schedule
3.13 pursuant to subsections (a) and (b) above are hereinafter referred to as the "CONTRACTS." True and complete copies of each written Contract, or access thereto for the purpose of inspection, and true and complete written summaries of each oral Contract have been delivered to Purchaser or its representative by the Company. With respect to the Contracts required to be included in Schedule 3.13:

                           (i) Each of such Contracts is a valid, binding and
                  enforceable agreement of the Company and, to the knowledge of each Seller and the Company, the other parties thereto. To the knowledge of each Seller and the Company, each such Contract will continue to be valid, binding and enforceable immediately after the Closing, subject to equitable defenses to specific performance and injunctive relief;

                           (ii) As of the date hereof, the Company and each
                  Seller have no reason to believe that the Company will not be able to fulfill in all material respects all of its obligations under the Contracts which remain to be performed after the date hereof;

                           (iii) To the knowledge of the Company and each
                  Seller, there has not occurred any material default (or event which upon provision of notice or lapse of time or both would become such a default) under any of the Contracts on the part of the Company party thereto;

                           (iv) The Contracts listed on Schedule 3.13 are all of
                  the agreements, promissory notes, contracts and instruments that are material to the Company or its business;

                           (v) With respect to the SCOR Contract referred to in
                  Section 3.21(a)(i) below, the exclusivity provisions contained therein pertain only to the licensee's rights to the data generated in connection with such agreement, and not to any of the Company's proprietary rights in its programs, software or related methodologies;

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                           (vi) There are no projects currently underway or
                  recently completed which are expected to result in a material amount of loss for the Company, or for which total related expenditures by the Company have or will exceed the total revenues received or to be received by the Company, in any material amount.

         3.14 MANAGEMENT PERSONNEL. Schedule 3.14 contains a true and complete list of the names and current salaries of all management employees of the Company who earned in excess of $50,000 (or equivalent amount in CZ Crowns) in fiscal 1999 or who will, at their present salaries, earn in excess of $50,000 U.S. (or equivalent amount in Cz Crowns)in fiscal 2000.

         3.15 BANKING FACILITIES. Schedule 3.15 contains a true and complete list of:

                  (a) Each bank, savings and loan or other institution in which the Company has a deposit, custodial, trust or similar account or safety deposit or lock box account and the numbers and types of the accounts or safety deposit boxes maintained by the Company thereat; and

                  (b) The names of all persons authorized to draw on each such account, or to have access to any such safety deposit or lock box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

         3.16 COMPLIANCE WITH LAW. The conduct of business by the Company has not violated and does not violate in any material respect any federal, state, local or foreign laws, statutes, ordinances, rules, regulations, decrees, orders, permits or other similar items in force on the date hereof including, without limitation, federal, state and municipal (a) laws and regulations affecting the protection of the health and safety of employees, and (b) laws and regulations affecting equal employment opportunity. There are no unresolved notices of deficiency or charges of violation brought or, to the best knowledge of the Company or either Seller, threatened against the Company, including under any federal or state regulation or otherwise, which individually or in the aggregate will or could have a Material Adverse Effect, and there are no facts or circumstances known to the Company or either Seller that would constitute a reasonable basis on which any such proceedings, notices or actions may be instituted, issued or brought hereafter.

         3.17 CORPORATE PROCEEDINGS. The minute books of the Company contains, and at the Closing will contain, true, complete and accurate records of all meetings and other corporate actions of its shareholders and directors and the stock record books of the Company contain, and at the Closing will contain, true, complete and accurate records regarding the issuance and transfer of limited liability company interests of the Company.

         3.18 NO TERMINATION OF BUSINESS RELATIONSHIP. None of the customers with which the Company has a material business relationship has given notice of an intention to cancel or otherwise terminate a material business relationship with the Company and neither the Company nor either Seller have any knowledge of any event (including without limitation the transactions contemplated hereby) which would precipitate the cancellation or termination of, or entitle any such entity or customer to terminate, such a material business relationship.

         3.19 BROKERS COMMISSION OR FINDER'S FEE. Neither Seller has retained any broker or finder or agreed to become obligated to pay any fee or commission to any broker or finder for or an account of the transactions contemplated by this Agreement.

         3.20 ACCOUNTS RECEIVABLE. All accounts receivable of the Company shown on the Balance Sheet and all accounts receivable of the Company created after December 31, 1999 up to the date hereof arose from valid transactions in the ordinary course of business and, to the best of each Seller's knowledge, such accounts receivable are (except to the extent of the reserves thereon) collectible in the ordinary course of business. All accounts receivable of the Company as of the Balance Sheet Date have been collected or will be collectable in full within 120 days of the date hereof, net of an allowance of CZK 2,500,000, and net of accounts specifically written off or reserved against in the amount of CZK 597,000, as shown in Schedule 3.20 hereto.

         3.21 NO UNDISCLOSED LIABILITIES.

                  (a) The Company does not have any liabilities, obligations or commitments of any nature (absolute, accrued, contingent or otherwise) matured or unmatured (herein "LIABILITIES") except (i) Liabilities which are adequately reflected or fully reserved against in the Balance Sheet, (ii) Liabilities which have been incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet, (iii) Liabilities expressly disclosed in the Schedules hereto, and (iv) Liabilities arising under contracts or other agreements which because of the dollar amount involved are not required to be listed in Schedule 3.13 hereto (collectively, the "KNOWN LIABILITIES"). Without limiting the generality of the foregoing:

                           (i) The Company does not have any liabilities, other
                  than liabilities reflected on the Balance Sheet, related to the Company's customer contracts, including without limitation its contract with SCOR Vie (the "SCOR Contract"). The Company does not have any unperformed obligations under the SCOR Contract, other than minor maintenance obligations during the remaining eight years of the SCOR Contract.

                           (ii) The Company does not have any obligations to
                  make any refunds to IPB Pojist'ovna, with respect to the SCOR Contract.

                  (b) Sellers have disclosed to the Purchaser that there is an unrecorded liability in an amount not to exceed U.S. $50,000 related to unreimbursed travel expenses for Robinson. No adjustment to the purchase price or liability to the Sellers shall be made as a result of such unrecorded liability.

                  (c) The Company does not have any liabilities to any third parties with respect to any previously completed contracts.

         3.22 TITLE TO ASSETS. The Company has good and marketable title to all of its assets (real, personal or mixed, tangible and intangible). None of the Company's assets is subject to any mortgage, dead of trust, pledge, lien, security interest, encumbrance, claim or charge of any kind or character except
(i) liens for taxes or other amounts not yet due and payable, and (ii) liens and encumbrances which in the aggregate do not materially impair the usefulness or value of such assets. All of such assets are and have been maintained in good working condition and repair subject to normal wear and tear.

         3.23 ENVIRONMENTAL MATTERS. Neither the Company or either Seller, have received any notices, directives, violation reports, actions or claims from or by (1) any federal, state or local governmental agency concerning the Company and any environmental laws or regulations or (2) any person alleging that, in connection with any hazardous materials, conditions at the real properties of the Company have resulted in or caused or threatened to result in or cause injury or death to any person or damage to any property, including without limitation, damage to natural resources, and to the Company's and Seller's knowledge, no such notices, directives, violation reports, actions, claims, assessments or allegations exist. Neither Seller nor the Company is aware of any facts, events, or conditions (including without limitation the generation, treatment, transport, storage, emission, disposal, release or other placement, deposit or location of any substance) which materially interfere with or prevent continued compliance by the Company with, or give rise to any present or potential liability (including with respect to past activities) under any environmental laws.

         3.24 DISCLOSURE. Each Seller acknowledges that he has received and had an opportunity to review: (i) the Purchaser's Annual Report on Form 10-K for the year ended June 30, 1999; (ii) the Purchaser's Quarterly Report on Form 10-Q for the quarter ended December 31, 1999; and (iii) the Purchaser's supplemental disclosure document dated April 10, 2000, concerning certain risks associated with an investment in the Purchaser's securities. Each Seller further acknowledges that he has had the opportunity to ask questions and receive answers concerning the terms and conditions of the issuance of the Purchaser's securities to such Seller, and to obtain any additional information which the Purchaser possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information provided to Seller concerning the Purchaser.

         3.25 RESIDENCE. Havlena's permanent residence is in the Czech Republic. Robinson's permanent residence is in Florida, U.S.A.

         3.26 RESTRICTIONS ON RESALE. Seller understands that the Series D Preferred Stock to be issued by the Purchaser upon the closing of the transactions contemplated by this Agreement, and the common shares that are issuable upon the conversion of such Series D Preferred Stock, shall be issued pursuant to an exemption from registration under the United States securities laws, and that, accordingly, such shares are being purchased for investment and not with a view to the unregistered distribution or resale thereof, except to the extent permitted by applicable law. Each Seller understands that he will not be entitled to resell or transfer such preferred stock or common stock of the Purchaser until such resale or transfer is registered under the applicable securities laws or an exemption from registration is available. Purchaser has no obligation to register such securities. The certificate representing such securities shall bear a legend reflecting such restrictions.

         3.27 NO MISSTATEMENTS OR OMISSIONS. None of the materials provided to the Purchaser by either Seller or the Company in connection with the transactions contemplated hereby contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

         3.28 RIGHTS OF FIRST REFUSAL. All rights of first refusal to purchase the Shares, including without limitation any such rights in favor of Woodrow Milliman, have been irrevocably waived.

         3.29 ACCREDITED INVESTOR STATUS. Robinson represents and warrants that he is an "accredited investor," as such term is defined under Rule 501(a) promulgated under the Securities Act of 1933, as amended. Robinson acknowledges that he has consulted with legal counsel concerning the definition of this term and understands the definition as set forth in such Rule.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
                 -----------------------------------------------

         The Purchaser hereby represents and warrants to the Company and the Sellers as follows:

         4.1 EXISTENCE. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is now being conducted.

         4.2 POWER AND AUTHORITY. The Purchaser has full power and authority to enter into this Agreement, perform its obligations hereunder, acquire and own the Shares and carry out the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all corporate, stockholder and other actions on the part of the Purchaser required by applicable law, its Certificate of Incorporation, as amended, or Bylaws, as amended, or otherwise. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         4.3 NO VIOLATION. Neither the execution and delivery of this Agreement nor the performance by the Purchaser of its obligations hereunder nor the consummation of the transactions contemplated hereby will contravene any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended, of the Purchaser or violate, or be in conflict with, or constitute a default under, permit the termination of, or cause the acceleration of the maturity of any debt or obligation of the Purchaser under, constitute a breach of, create a loss of a material benefit under or upon any property or assets of the Purchaser under, any mortgage, indenture, lease, or any material agreement, instrument or commitment to which the Purchaser is a party or by which the Purchaser or any of its assets or properties may be bound.

         4.4 STATUS OF PREFERRED STOCK. Upon the issuance of the Series D Preferred Stock to the Sellers at the Closing, such shares shall be duly and validly issued, fully paid and nonassessable.

         4.5 NO MISSTATEMENTS OR OMISSIONS. None of the materials referred to in
Section 3.24 above concerning the Purchaser contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE V
                         CERTAIN POST-CLOSING COVENANTS
                         ------------------------------

         5.1 BOOKS AND RECORDS. Unless otherwise consented to in writing by the Purchaser, neither the Company nor either Seller shall destroy, alter or otherwise dispose of any original books or records of the Company without first offering to surrender such books and records to the Purchaser and shall maintain such books and records in good condition in a reasonably accessible location.

         5.2 ACCESS TO BOOKS AND RECORDS. Following the Closing, Purchaser and its auditors shall have full and unrestricted access to all contracts of the Company, to the extent necessary to be able to issue audited financial statements for the Purchaser and its subsidiaries under United States generally accepted auditing standards.

         5.3 LEGAL RESIDENCY ASSISTANCE. Following the Closing, Purchaser shall use its reasonable efforts to assist Havlena with obtaining permanent residence status ("Green Card") in the United States. Purchaser does not guarantee that it will be able to secure permanent residence status for Havlena. All reasonable legal fees related to such effort shall be paid by Purchaser.

         5.4 WORKING CAPITAL FUNDING. During the eighteen (18) month period following the Closing, Purchaser shall provide to the Company working capital funding in a minimum amount of Two Million Dollars (U.S. $2,000,000), to fund development of the Company's products, including the implementation of pilot programs.

         5.5 BONUSES. Following the Closing, Purchaser will pay U.S. $250,000 in bonuses to non-owner employees of the Company. The allocation of such amounts among such employees will be at the discretion of Seller.

         5.6 AVAILABILITY OF AUTHORIZED SHARES OF COMMON STOCK. Within twelve
(12) months of the Closing, Purchaser will have adequate shares of its Common Stock duly authorized and available for issuance at such time or times as the shares of Preferred Stock are properly tendered for conversion by the holders thereof.

                                   ARTICLE VI
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
           -----------------------------------------------------------

         6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding (a) the making of this Agreement or any related Agreement, (b) any examination made by or on behalf of the parties hereto and (c) the Closing hereunder: (x) the representations and warranties of the Company, the Sellers and the Purchaser contained in this Agreement, or in any document delivered pursuant to the provisions of this Agreement, shall survive the Closing for a period of 36 months, except for the representations and warranties made in Sections 3.2, 3.8,
3.16 and 3.26, which in each case shall survive until the expiration of the applicable statute of limitations for the underlying cause of action plus six months and (y) the covenants and agreements required to be performed after the Closing or pursuant to Article V of this Agreement (unless noncompliance with those covenants contained in Article V was waived in writing at the Closing) shall survive until fully performed or fulfilled. No action may be brought with respect thereto after such date; provided, however, that if, prior to such date, one party has notified the other party of a claim for indemnity under this
Article VI (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article VI.

         6.2 INDEMNIFICATION.

                  (a) Subject to Section 6.1 above, from and after the Closing, the Sellers shall jointly and severally indemnify and save harmless the Purchaser and its officers, directors, partners, shareholders, successors and assigns (collectively, the "Indemnified Party") from and against any loss, claim, liability, damage (including consequential damages), punitive damages, remedial costs, civil and criminal penalties or expenses or other damages of any kind or nature, including Purchaser's reasonable attorneys' fees incurred in connection with any of the foregoing (collectively, the "Damages"), caused to the Purchaser, the Business or the Company by or arising out of:

                           (i) the failure by any of the Sellers or the Company
                  to perform any covenant or agreement required to be performed by it in this Agreement (unless noncompliance with such covenant or agreement in such specific instance was waived in writing by the Purchaser at the Closing);

                           (ii) the failure of the Company to pay, perform or
                  satisfy any obligation under any pension, retirement, severance, welfare, deferred compensation, bonus or other incentive plan or legal requirement, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or health plan, or life insurance or disability plan, retiree medical plan or any other employee benefit plans, including, without limitation, any withholding obligations for employees (full-time and part-time) or any obligations under any employee benefit plan or any other plans, programs or arrangements of any kind to which the Company contributes or is a party or by which it is bound or under which it may have liability and under which employees or former employees of the Company (or their beneficiaries) are eligible to participate or derive a benefit, on or before the Closing Date;

                           (iii) any judgments, orders or decrees entered in any
                  lawsuit or proceeding or actions against the Company arising out of activities undertaken by the Company on or prior to the Closing Date, including, without limitation, actions for (A) personal injury, products liability or breach of warranty arising from products or goods final-tested or shipped by the Company involving or relating to the Company, any of its assets, properties or rights, (B) noncompliance by the Company with any environmental law; (C) the release into the environment of any pollutant, toxic or hazardous material or waste generated by the Company or the Business, whether or not occurring at or on a site owned, leased or operated by the Company; or (D) without limiting the generality of the foregoing, any actions or threatened actions that may be asserted against the Company arising out of the Company's operations on or prior to the Closing Date;

                           (iv) the Company's noncompliance with any federal,
                  state or local laws, rules, regulations, standards and requirements, on or prior to the Closing Date;

                           (v) the failure of the Company to pay promptly any
                  federal, state, local or foreign taxes of the Company (including, without limitation, all taxes of any kind or nature and all interest, additions to tax and penalties thereon) claimed or assessed for any taxable period ended on or prior to the Closing Date;

                           (vi) any actions, claims, demands, grievances or
                  disputes brought or initiated by third parties against the Purchaser or any of its affiliates in connection with the failure of the Company to pay any customer, supplier or vendor of the Company the value of any account payable or trade payable shown on the Closing Balance Sheet or incurred by the Company on or prior to the Closing Date in accordance with terms and conditions of payment with respect to such account payable or trade payable or any other liabilities of the Company which existed and were not disclosed to the Purchaser prior to the Closing Date;

                           (vii) any breach of warranty or misrepresentation in
                  this Agreement made by or on behalf of the Company and/or the Sellers and not waived in writing by the Purchaser;

                           (viii) any Damages suffered by the Company or the
                  Purchaser as a result of any allegation by a non-United States tax authority that the amount paid by the Company was inappropriate;

                           (ix) any claim by Woodrow Milliman relating to
                  termination of its agreement with the Company.

                  (b) The Indemnified Party shall notify the Sellers within a reasonable period of time after becoming aware of, and shall provide to the Sellers as soon as practicable thereafter all information and documentation necessary to support and verify, any Damages which the Indemnified Party shall have determined has given or could give rise to a claim for indemnification hereunder, and the Sellers shall be given reasonable access to all books and records in the possession or under the control of the Indemnified Party which the Sellers reasonably determine to be related to such claim.

                  (c) All claims for indemnity under this Article VI shall be paid by the Sellers on demand in immediately available funds in U.S. dollars. At the Purchaser's option, in lieu of payment in cash, Purchaser shall have the absolute right in Purchaser's sole discretion to exercise any remedy it has with respect to such claim under any other agreement between Purchaser and the Sellers or their affiliates.

                  (d) The Indemnified Party shall notify the Sellers with reasonable promptness of its discovery of any matter giving rise to a claim of indemnity or setoff pursuant to this Agreement. With respect to any third party claim or action that could give rise to indemnity under this Agreement, the Sellers shall be entitled to assume the defense thereof with counsel satisfactory to the Indemnified Party, provided, that upon the request of the Indemnified Party, the Sellers provide reasonable evidence of its ability to perform its obligations under this Section 6.2. After notice from the Sellers to the Indemnified Party of its election so to assume the defense thereof, the Sellers shall not be liable to the Indemnified Party under the foregoing indemnity agreement for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than (i) those relating to investigation or the furnishing of documents or witnesses and (ii) all reasonable fees and expenses of separate counsel retained by such Indemnified Party if (A) the Sellers and the Indemnified Party shall have agreed to the retention of such counsel or (B) counsel to the Indemnified Party shall have concluded reasonably that the representation of the Sellers and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them in the conduct of the defense of such action. Promptly after receipt by an Indemnified Party of notice of the commencement of any action to which a Seller is not a party, such Indemnified Party shall, if such claim in respect thereof is to be made against the Sellers pursuant to this Agreement, notify the Sellers in writing of the commencement thereof, but the failure or delay in so notifying the Sellers shall not relieve the Sellers of their obligations to indemnify pursuant to the terms of this Agreement. The Indemnified Party shall keep the Sellers informed of the progress of any such action and shall not enter into any settlement of any such action without the prior written consent of the Sellers, which consent shall not be unreasonably withheld.

                                  ARTICLE VII
                            MISCELLANEOUS PROVISIONS
                            ------------------------

         7.1 PUBLIC ANNOUNCEMENTS. Except as required by law or by any securities exchange and except as the other party hereto shall authorize in writing, the parties hereto shall not, and shall cause their respective officers, directors, employees, affiliates and advisors not to, disclose any matter or matters relating to this transaction to any Person not an officer, director, employee, affiliate or advisor of such party.

         7.2 AMENDMENT; WAIVER. Neither this Agreement, nor any of the terms or provisions hereof, may be amended, modified, supplemented or waived, except by a written instrument signed by the parties hereto (or, in the case of a waiver, by the party granting such waiver). No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. No failure of either party hereto to insist upon strict compliance by the other party with any obligation, covenant, agreement or condition contained in this Agreement shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 7.2.

7.3 FEES AND EXPENSES. Except as otherwise provided in this Agreement, each of the parties hereto shall bear and pay its own costs and expenses incurred in connection with the origin, preparation, negotiation, execution and delivery of this Agreement and the agreements, instruments, documents and transactions referred to in or contemplated by this Agreement (whether or not such transactions are consummated) including, without limitation, any fees, expenses or commissions of any of its advisors, attorneys, accountants, agents, finders or brokers. The Purchaser shall indemnify the Shareholders against any claims of third parties for any brokerage, finder's, agent's or similar fees or commissions in connection with the transactions contemplated hereby insofar as such claims are alleged to be based on arrangements or contacts made by, to or with the Purchaser or its advisors or representatives. The Sellers shall indemnify the Purchaser against all such claims insofar as they are alleged to be based on arrangements or contacts made by, to or with any Seller or the Company or their respective Advisors or representatives.

         7.4 NOTICES.

                  (a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (including telefax, telegraphic, telex or cable communication) and mailed, telegraphed, telexed, cabled or delivered:

                           (i) If to the Shareholders, to:

                                     David Robinson
                                     P.O. Box 5501
                                     Lakeland, Florida 33807

                                     Vladimir Havlena
                                     NA-VYHLIBCE, 457
                                     67921 Cerna Hora
                                     Czech Republic

                               with a copy to:

                                     Holland & Knight, LLP
                                     One Broward Blvd. Suite 1300
                                     Fort Lauderdale, Florida  33301-4811
                                     Attn:  William P. Sherman, Esq.

                           (ii) If to the Company, to:

                                     DCB Actuaries and Consultants, SRO.
                                     Kozi 8
                                     60200 Brno

                                     Czech Republic


                           (iii) If to the Purchaser, to:

                                     Medcom U.S. A., Inc.
                                     18001 Cowan, Suite C-D
                                     Irvine, California 92614
                                     Attention: Alan Ruben

                                 with a copy to:

                                     Rutan & Tucker, LLP
                                     611 Anton Blvd., Suite 1400
                                     Costa Mesa, California 92626
                                     Attention: Thomas G. Brockington, Esq.

                  (b) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section
         8.4 (i) if delivered personally against proper receipt or by confirmed telefax or telex, shall be effective upon delivery and (ii) if delivered (A) by certified or registered mail with postage prepaid, (B) by Federal Express or similar courier service with courier fees paid by the sender or (C) by telegraph or cable, shall be effective two business days following the date when mailed, couriered, telegraphed or cabled, as the case may be. Either party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

         7.5 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties; provided, however, that the Purchaser may assign its rights and obligations under this Agreement to any of its affiliates or any entity who by merger, consolidation, purchase or sale subsequently becomes an affiliate without the prior consent of the Sellers or the Company. Any assignment which contravenes this Section 7.5 shall be void ab initio.

         7.6 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to the conflicts of laws principles thereof. The Sellers and the Company agree that any action, lawsuit or proceeding arising out of or relating to this Agreement may be instituted in the United States District Court for the Central District of California at the option of the Purchaser, and the Company and the Sellers hereby waive any objection to the jurisdiction or venue of any such court with respect to, or the convenience of any court as forum for, any such suit, action or proceeding.

         7.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         7.8 HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

         7.9 ENTIRE AGREEMENT. This Agreement (which defined term includes the Schedules and Exhibits to this Agreement) embodies the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, between the parties with respect thereto, including, without limitation, that certain "Shareholder Agreement" executed by Havlena and the Purchaser dated March 31, 2000. There are no agreements, covenants, undertakings, representations or warranties with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein. This is an integrated agreement.

         7.10 SEVERABILITY. Each term and provision of this Agreement constitutes a separate and distinct undertaking, covenant, term and/or provision hereof. In the event that any term or provision of this Agreement shall be determined to be unenforceable, invalid or illegal in any respect, such unenforceability, invalidity or illegality shall not affect any other term or provision of this Agreement, but this Agreement shall be construed as if such unenforceable, invalid or illegal term or provision had never been contained herein. Moreover, if any term or provision of this Agreement shall for any reason be held to be excessively broad as to time, duration, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent permitted under applicable law as it shall then exist.

         7.11 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended, nor shall anything in this Agreement be construed, to confer any rights, legal or equitable, in any person (other than the parties hereto and their respective heirs, distributees, beneficiaries, executors, successors and assigns), including, without limitation, any employee of the Company or any beneficiary of such employee.

         7.12 ATTORNEYS' FEES. In the event that any action or proceeding is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the parties agree that the nonprevailing party in any such action or proceeding shall pay to the prevailing party all costs and reasonable attorneys' fees incurred by the prevailing party in connection with such action or proceeding.

         7.13 MISCELLANEOUS. The persons executing this Agreement in behalf of the parties hereto are duly authorized to execute, acknowledge and deliver this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

"PURCHASER":                               MEDCOM U.S.A., INC.


                                           By: /S/ MARK BENNETT
                                              ----------------------------------
                                              Mark Bennett, President



"SELLERS":                                 /S/ DAVID ROBINSIN
                                           -------------------------------------
                                           David Robinson


                                           /S/ VLADIMIR HAVLENA
                                           -------------------------------------
                                           Vladimir Havlena



"COMPANY":                                 DCB ACTUARIES AND CONSULTANTS, S.R.O.


                                           By: /S/ DAVID ROBINSON
                                           -------------------------------------
                                           David Robinson, President



                                           By:/S/ VLADIMIR HAVLENA
                                           -------------------------------------
                                           Vladimir Havlena, Director

         Omits the following schedules (which the registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request):

Exhibit A:            Certificate of Designations Relating to Series D
                      Cumulative Convertible Preferred Stock
Schedule 3.2:         Ownership of Shares
Schedule 3.9:         Collective Bargaining Agreements and Employee Benefits
Schedule 3.10:        Litigation
Schedule 3.11:        Intangible Personal
Schedule 3.12:        Real Property
Schedule 3.13:        Contracts
Schedule 3.14:        Management Personnel
Schedule 3.15:        Banking Facilities
Schedule 3.20:        Accounts Receivable